EX-99.h.4.z

FEE WAIVER AND
EXPENSE ASSUMPTION AGREEMENT

FEE WAIVER AND EXPENSE ASSUMPTION AGREEMENT, effective as of __________, 2011, between DFA Investment Dimensions Group Inc., a Maryland corporation (the “Fund”), on behalf of DFA Intermediate-Term Municipal Bond Portfolio (the “Portfolio”), and Dimensional Fund Advisors LP, a Delaware limited partnership (“Dimensional”).

WHEREAS, Dimensional has entered into an Investment Advisory Agreement with the Fund, on behalf of the Portfolio, pursuant to which Dimensional provides investment management services for the Portfolio, and for which Dimensional is compensated based on the average net assets of such Portfolio; and

WHEREAS, the Fund and Dimensional have determined that it is appropriate and in the best interests of the Portfolio and its shareholders to limit the expenses of the Portfolio;

NOW, THEREFORE, the parties hereto agree as follows:

1.
Fee Waiver and Expense Assumption by Dimensional.  Dimensional agrees to waive all or a portion of its management fee and to assume the ordinary operating expenses of a class of the Portfolio to the extent necessary to reduce the ordinary operating expenses (excluding expenses the Portfolio incurs indirectly through investment in other investment companies and excluding any applicable 12b-1 fees) (“Portfolio Expenses”) of a class of the Portfolio to the extent necessary to limit the Portfolio Expenses of a class of the Portfolio to 0.23% of the average net assets of a class of the Portfolio on an annualized basis.

2.	Assignment. No assignment of this Agreement shall be made by Dimensional without the prior consent of the Fund.

3.
Duration and Termination.  This Agreement shall continue in effect through February 28, 2013, and shall continue in effect from year to year thereafter, unless and until the Fund or Dimensional notifies the other party to the Agreement, at least thirty days prior to the end of the one-year period for the Portfolio, of its intention to terminate the Agreement.  This Agreement shall automatically terminate upon the termination of the Investment Advisory Agreement for the Portfolio.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

DIMENSIONAL FUND ADVISORS LP	DFA INVESTMENT DIMENSIONS GROUP INC.

By: DIMENSIONAL HOLDINGS INC., General Partner

By: ____________________________	By: ____________________________
Name: _________________________	Name: _________________________
Title: ____________________________	Title: ____________________________